PROSPECTUS Dated March 29, 1995                   Pricing Supplement No. 36 to
PROSPECTUS SUPPLEMENT                      Registration Statement No. 33-57833
Dated March 29, 1995                                    Dated January 31, 1996
                                                                Rule 424(b)(3)

                           Morgan Stanley Group Inc.
                      GLOBAL MEDIUM-TERM NOTES, SERIES D
                   Euro Floating Rate Senior Notes Due 1999

The Global Medium-Term Notes, Series D (Euro Floating Rate Senior Bearer Notes Due 1999) described in this Pricing Supplement (the "Notes") will mature on the Maturity Date. The Notes will not be redeemable at the option of Morgan Stanley Group Inc. (the "Company") prior to the Maturity Date other than under the circumstances described under "Description of Notes - Tax Redemption" in the accompanying Prospectus Supplement.

The Notes will be issued only in bearer form, which form is further described under "Description of Notes - Forms, Denominations, Exchange and Transfer" in the accompanying Prospectus Supplement. Notes in bearer form will not be exchangeable at any time for Notes in registered form at the option of the holder.

The Global Medium-Term Notes, Series D of the Company, including the Notes, have been listed on the International Stock Exchange of the United Kingdom and the Republic of Ireland Limited (the "London Stock Exchange").

The Notes are further described under "Description of Notes - Floating Rate Notes" in the accompanying Prospectus Supplement, except that to the extent the terms described below are inconsistent with such description, the terms described below shall control.


PRINCIPAL AMOUNT:                              INTEREST ACCRUAL DATE:           INTEREST PAYMENT DATES:
DEM 400,000,000                                February 21, 1996                Interest will be payable quarterly in
                                                                                arrears on each day (each an "Interest
                                                                                Payment Date") that corresponds
MATURITY DATE:                                 INITIAL INTEREST RATE:           numerically to the preceding Interest
February 21, 1999, or if such date is          To be determined on              Payment Date (or in the case of the
not a Business Day, the next succeeding        February 19, 1996                first Interest Payment Date, the Issue
Business Day                                                                    Date) in the calendar month that is
                                                                                three months after the previous Interest
                                               INITIAL INTEREST RESET           Payment Date (or in the case of the
SETTLEMENT AND ISSUE DATE:                     DATE:  May 21, 1996              first Interest Payment Date, the Issue
February 21, 1996                                                               Date) or if there is not any such
                                                                                numerically corresponding date in the
                                               MAXIMUM INTEREST RATE:           calendar month, the Interest Payment
ISSUE PRICE:  99.88%                           N/A                              Date shall be the last day that is a
                                                                                Business Day in that month.  In either
                                                                                case, if such date is not a Business Day
SPECIFIED CURRENCY:                            MINIMUM INTEREST RATE:           then the Interest Payment Date will be
Deutsche Marks                                 N/A                              the next day which is a Business Day
                                                                                unless it would thereby fall into the next
                                                                                calendar month in which case it will be
BASE RATE:  LIBOR                              INITIAL REDEMPTION DATE:         brought forward to the first preceding
                                               N/A                              Business Day.  If any Interest Payment
                                                                                Date falls on the last Business Day of
INDEX MATURITY:  3 Months                      INITIAL REDEMPTION               any month, each subsequent Interest
                                               PERCENTAGE:  N/A                 Payment Date shall be the last Business
                                                                                Day of the relevant month.
SPREAD (PLUS OR MINUS):
Plus 0.1875% per annum                         ANNUAL REDEMPTION                INTEREST PAYMENT PERIOD:
                                               PERCENTAGE REDUCTION:  N/A       Quarterly

ALTERNATE RATE EVENT                                                            INTEREST RESET PERIODS:
SPREAD:  N/A                                                                    The period from and including the first
                                               OPTIONAL REPAYMENT DATE(S):      Interest Payment Date to but excluding
                                               N/A                              the second Interest Payment Date and
SPREAD MULTIPLIER:  N/A                                                         each successive period beginning on,
                                                                                and including, an Interest Payment
                                               Designated LIBOR Page:           Date and ending on, but excluding, the
COMMON CODE: 6377165                           TELERATE 3750                    next succeeding Interest Payment Date
ISIN:  XS0063771652
                                                                                INTEREST RESET DATES:
                                                                                The first Interest Payment Date and
                                                                                each successive Interest Payment Date
                                                                                thereafter

                                                                                CALCULATION AGENT:
                                                                                Chemical Bank

                                                                                INDEX CURRENCY:
                                                                                Deutsche Marks

                                                                                TOTAL AMOUNT OF OID:
                                                                                None

                                                                                ORIGINAL YIELD TO MATURITY:
                                                                                N/A

                                                                                INITIAL ACCRUAL PERIOD OID:
                                                                                N/A

                                                                                MINIMUM DENOMINATIONS:
                                                                                DEM 1,000

Capitalized terms not defined above have the meanings given to such terms in the accompanying Prospectus Supplement.

   Subject to the terms and conditions set forth or incorporated by reference in a Terms Agreement dated as of February 7, 1996 between the Company and the underwriters named below (the "Managers"), the Company has agreed to sell, and the Managers have agreed to purchase, severally but not jointly, at a Purchase Price of 99.68%, an aggregate of DEM 400,000,000 principal amount of the Notes. The Purchase Price equals the Issue Price to the public of the Notes less a selling concession of .1%, and a combined management and underwriting commission of .1% of the principal amount of the Notes. After the initial offering of the Notes, the offering price and other selling terms may from time to time be varied by the Managers.


   Each Manager has agreed that (i) it has not offered or sold and will not offer or sell any Notes to persons in the United Kingdom prior to admission of such Notes to listing in accordance with Part IV of the Financial Services Act 1986 (the "Act"), except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995 or the Act; (ii) it has complied with and will comply with all applicable provisions of the Act with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom; and
(iii) it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the issue of the Notes, other than any document which consists of or any part of listing particulars, supplementary listing particulars or any other document required or permitted to be published by listing rules under Part IV of the Act, to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1995 or is a person to whom such document may otherwise lawfully be issued or passed on.

                            Morgan Stanley Bank AG

Bayerische Landesbank Girozentrale       DG BANK Deutsche Genossenschaftsbank
Bayerische Vereinsbank Aktiengesellschaft    Dresdner Bank Aktiengesellschaft
Bear, Stearns International Limited      Merrill Lynch Bank AG
BHF-BANK Aktiengesellschaft              Schweizerische Bankgesellschaft
Creditanstalt-Bankverein                            (Deutschland) AG
Commerzbank Aktiengesellschaft           Schweizerischer Bankverein
Deutsche Bank Aktiengesellschaft          (Deutschland) AG
                                         Westdeutsche Landesbank Girozentrale